UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2010
THE YORK WATER COMPANY
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-34245	23-1242500
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)
130 EAST MARKET STREET
YORK, PENNSYLVANIA
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (717) 845-3601
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On October 1, 2010, The York Water Company (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Edward D. Jones & Co., L.P., as underwriter, that provides for the issuance and sale by the Company (the “Offering”) of $15,000,000 principal amount of the Company’s 5.00% Monthly Senior Notes Series 2010A due October 1, 2040 (the “Notes”). The sale of the Notes will result in net proceeds to the Company, after underwriting commissions and offering expenses, of approximately $14.3 million. The Notes are registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-166329) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 27, 2010 (the “Initial Registration Statement”), as amended by Pre-Effective Amendment No. 1, filed by the Company with the Commission on May 6, 2010 (“Amendment No. 1” and together with the Initial Registration Statement, the “Registration Statement”). The Offering is expected to close on October 8, 2010.
     The form of the indenture which will govern the notes was previously filed as Exhibit 4.4 to the Initial Registration Statement. A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated by reference herein. A copy of the opinion of Reed Smith LLP relating to the legality of the issuance and sale of the Notes in the Offering is attached as Exhibit 5.1 hereto. The summary of the Underwriting Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to Exhibit 1.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
(d)   Exhibits.

1.1	Underwriting Agreement, dated October 1, 2010, between The York Water Company and Edward D. Jones & Co., L.P.

5.1	Opinion of Reed Smith LLP regarding the validity of the Notes

23.1	Consent of Reed Smith LLP (included in its opinion in Exhibit 5.1)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE YORK WATER COMPANY
By:	/s/ Kathleen M. Miller
	Name:	Kathleen M. Miller
	Title:	Chief Financial Officer

Dated: October 6, 2010

EXHIBIT INDEX

Number	Description

1.1	Underwriting Agreement, dated October 1, 2010, between The York Water Company and Edward D. Jones & Co., L.P.

5.1	Opinion of Reed Smith LLP regarding the validity of the Notes

23.1	Consent of Reed Smith LLP (included in its opinion in Exhibit 5.1)